Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333- 104975 of Bunge Limited on Form F-4 of our reports dated February 21, 2003 (except Note 29, dated March 17, 2003), (which reports express an unqualified opinion and include an explanatory paragraph relating to change in methods of accounting for goodwill and asset retirement obligations in 2002), appearing in the Annual Report on Form 20-F of Bunge Limited for the year ended December 31, 2002 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

New York, New York

May 22, 2003